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 FORM 3
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


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
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 1. Name and Address of Reporting Person(1) 2. Date of Event Requiring   4. Issuer Name and Ticker or        6. If Amendment, Date
    Barrons     James          G.              Statement                    Trading Symbol                      of Original
----------------------------------------       (Month/Day/Year)          Worldwide Medical Corporation WMED     (Month/Day/Year)
     (Last)     (First)     (Middle)              12/24/01               ----------------------------------
    8 Maidstone                             ---------------------------- 5. Relationship of Reporting        -----------------------
----------------------------------------    3. IRS Identification           Person to Issuer                 7. Individual or Joint/
             (Street)                          Number of Reporting          (Check all applicable)              Group Filing (Check
    Coto de Caza, CA 92679                     Person, if an Entity        X   Director          10% Owner      applicable line)
--------------------------------------         (Voluntary)               -----            -----                X    Form Filed by
      (City)      (State)      (Zip)                                           Officer           Other       -----  One Reporting
                                            ---------------------------- ----- (give      -----  (specify           Person
                                                                               title below)      below)             Form Filed by
                                                                                                             -----  More Than One
                                                                         ----------------------------------         Reporting Person
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                                      TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 4)
                                                                                 (Instr. 5)
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    Common Stock                                 179,500                             D
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    Common Stock                                  82,000                             I             Mr. Barrons holds a voting power
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                                                                                                   in respect of these shares and
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                                                                                                   disclaims beneficial ownership
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                                                                                                   of such shares
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    Common Stock                                  18,000                             I             Mr. Barrons holds a voting power
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                                                                                                   in respect of these shares and
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                                                                                                   disclaims beneficial ownership
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                                                                                                   of such shares
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(1) If the form is filed by more than one Reporting Person, see Instruction 5(b)(v).
    Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                                                                                                              (Over)
                                                     (Print or Type Responses)
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 FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Securities          Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deriv-        ative
                                                                                      ative         Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares

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   Option                         4/4/00    4/3/05    Common Stock       10,000         .25             D
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   Option                         4/1/00   3/31/05    Common Stock        4,000         .25             D
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   Option                         5/1/00   4/30/05    Common Stock        2,000         .25             D
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   Option                         6/1/00   5/31/05    Common Stock        2,000         .25             D
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   Option                       10/31/01  10/30/06    Common Stock       10,000         .35             D
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Explanation of Responses:






     (1)  Intentional misstatements or omissions of facts constitute                    /s/ JAMES G. BARRONS             12/26/01
Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).           -----------------------------------  --------------
                                                                                   Signature of Reporting Person(1)         Date
     Note. File three copies of this form, one of which must be manually signed.
If space provided is insufficient, see Instruction 6 for procedure.

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